Exhibit 99.1

Press Release

For Immediate Release

Overland Storage, Inc. Announces One-For-Three Reverse Stock Split

SAN DIEGO – December 7, 2009 – Overland Storage, Inc. (NASDAQ: OVRL) today announced that it will effect a one-for-three reverse stock split of the Company’s common stock effective on December 8, 2009. Trading of Overland Storage’s common stock on the NASDAQ Global Market will begin on a split-adjusted basis at the open of trading on December 9, 2009.

Overland Storage, Inc.’s shares will continue to trade on the NASDAQ Global Market under the symbol “OVRL” with the letter “D” added to the end of the trading symbol for a period of 20 trading days to indicate that the reverse stock split has occurred.

As a result of the reverse stock split, every three shares of Overland Storage’s common stock issued and outstanding immediately prior to the effective time will be combined into one share of common stock.

The number of shares of Overland Storage common stock issued and outstanding will be reduced from approximately 19,021,383 pre-split to approximately 6,340,461 post-split.

Letters of transmittal are expected to be sent to shareholders shortly after the effectiveness of the reverse stock split. No action by Overland Storage’s shareholders is required prior to receipt of these letters.

Additional information about the reverse stock split is contained in the Company’s proxy statement for its 2008 annual meeting.

Overland Storage also reported that it granted an inducement stock option to Gregory Short, director, commodities management, who can purchase up to 50,000 shares of its common stock. The option was granted as an inducement material to employment in accordance with NASDAQ Listing Rule 5635(c).

About Overland Storage

Overland Storage provides affordable end-to-end data protection solutions that are engineered to store smarter, protect faster and extend anywhere-across networked storage, media types, and multi-site environments. Overland Storage products include award-winning NEO SERIES® and ARCvault® tape libraries, REO SERIES® disk-based backup and recovery appliances with VTL capabilities, Snap Server® NAS appliances, and ULTAMUS® RAID high-performance, high-density storage. Overland sells its products through leading OEMs, commercial distributors, storage integrators and value-added resellers. For more information, visit Overland’s web site at www.overlandstorage.com.

Overland, Overland Storage, REO Series, REO, NEO Series, ARCvault, ULTAMUS and Snap Server are trademarks of Overland Storage, Inc.

CONTACT INFORMATION:

Kurt L. Kalbfleisch, CFO

Email: kkalbfleisch@overlandstorage.com

Direct +1.858.495.4211

Patricia Workman, Director, Investor Relations

Email: pworkman@overlandstorage.com

Mobile +1.510.386.6558

Direct +1.858.495.4137